Exhibit 4.3
FIRST ADDENDUM
CONTRACT FOR THE INVESTMENT AND OPERATION OF A LOGISTICS PARK AND/OR MODERN STORAGE DISTRIBUTION
This document constitutes the First Addendum to the Contract for the investment and operation of a Logistics Park and/or modern storage distribution (hereinafter, the “First Addendum”), executed by the following parties:
- LIMA AIRPORT PARTNERS S.R.L., with RUC No. 20501577252 and registered office at the Central Building of the Jorge Chávez International Airport, located at Av. Elmer Faucett S/N, Callao, registered in Electronic Entry No. 11250416 of the Registry of Legal Entities of Lima and Callao, participating in this Contract duly represented by its General Manager, Mr. Juan José Salmón Balestra, identified with DNI No. XXXXXXXX, and by its Central Commercial Manager, Mr. Norbert Onkelbach, identified with CE No. XXXXXXXX, according to the power registered in the aforementioned Entry, hereinafter referred to as “LAP”; and, on the other side;
- PARQUE LOGÍSTICO CALLAO S.R.L., with RUC No. 20607116661 and registered office at Av. Pardo y Aliaga No. 699, interior 802, San Isidro, registered in Entry No. 14593180 of the Registry of Legal Entities of Lima; participating in this Contract duly represented by Ms. Gabriela María Barreto Sayán, identified with DNI No. XXXXXXXX, and by Mr. Álvaro Chinchayán Cornejo, identified with DNI No. XXXXXXXX, according to powers registered in the aforementioned Entry; hereinafter referred to as the “OPERATOR.”
This First Addendum is executed under the following terms and conditions:
Clause One - Background
1.1     On January 7, 2021, the Parties executed the Contract for the investment and operation of a Logistics Park and/or modern storage distribution (hereinafter, the “Contract”), which will remain in force until February 13, 2051.
Clause Two - Purpose
By means of this First Addendum, the Parties agree to modify the duration of the two periods that comprise the COVID-19 PHASE, included in subsections (a) and (b) of Clause 8.1 of the Contract.
Clause Three - Amendments to the Contract
3.1     The Parties agree to modify the duration of the First and Second Periods of the COVID-19 Phase, included in subsections (a) and (b) of Clause 8.1 of the Contract, which shall be rewritten as follows:
“CLAUSE EIGHT: OPERATOR'S OBLIGATIONS DURING THE COVID-19 PHASE AND THE PREVIOUS PHASE”
Regarding the COVID-19 PHASE:
The twelve (12) months granted to the OPERATOR shall be divided into two periods:
a) First Period (Month 1 to Month 8 of the Contract, counted from the subscription date of this Contract): (…)

b) Second Period (Month 9 to Month 12 of the Contract, counted from the date of subscription of this Contract): (...)
Clause Four - Validity and Effectiveness of the Remaining Clauses of the Contract
The Parties agree to maintain the validity of all remaining clauses of the Contract and its Annexes, as long as they are not incompatible with the provisions of this document.
This First Addendum is executed by the Parties with digital signatures, as a sign of agreement with the provisions herein, on the nineteenth (19) of July, 2021.
Signatures:
oMr. Juan José Salmón LAP
oMr. Norbert Onkelbach LAP
oMs. Gabriela María Barreto Sayán OPERATOR
oMr. Álvaro Chinchayán Cornejo OPERATOR